Exhibit 5.1

Nicole C. Brookshire

T: +1 212 479 6157

nbrookshire@cooley.com

December 22, 2021

Braze, Inc.

330 West 34th Street, Floor 18

New York, NY 10001

Ladies and Gentlemen:

We have acted as counsel to Braze, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration for resale of up to 3,959,706 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), on behalf of selling stockholders described in the prospectus (the “Prospectus”) included in the Registration Statement.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the employee benefit plans pursuant to which the Shares were issued and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule, or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Cooley LLP    500 Boylston Street 14th Floor    Boston, MA    02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com

Braze, Inc.

December 22, 2021

Page Two

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Sincerely

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

Cooley LLP    500 Boylston Street 14th Floor    Boston, MA    02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com